As Filed:  March 6, 1996                             SEC File No.

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
Registration Statement on Form S-3
Under the Securities Act of 1933

                    LARSON DAVIS INCORPORATED
     (Exact name of registrant as specified in its charter)

         Nevada                                     87-0429944
     (State or other jurisdiction of              (I.R.S. Employer
     incorporation or organization)               Identification No.)

        1681 West 820 North, Provo, Utah 84601  (801) 375-0177
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dan J. Johnson, 1681 West 820 North, Provo, Utah 84601  (801) 375-0177
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Keith L. Pope, Esq.
Kruse, Landa & Maycock, L.L.C.
Eighth Floor, Bank One Tower
50 West Broadway
Salt Lake City, Utah  84101-2006
Telephone:  (801) 531-7090
Telecopy:  (801) 359-3954

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   /  /
        --

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   /  /
                                                --

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   /  /
                                                           --

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   /  /
                          --

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                  --

  CALCULATION OF REGISTRATION FEE


                                           Proposed      Proposed
                                           Maximum       Maximum
Title of Each Class                        Offering      Aggregate      Amount of
of Securities           Amount to be       Price         Offering       Registration
to be Registered        Registered (1)     Per Unit (2)  Price          Fee

Common Stock (3)        2,795,911          $4.50         $11,099,173    $3,828


[FN]
(1) This amount includes 329,428 shares of Common Stock previously registered on form SB-2, SEC File No. 33-59963, declared effective August 1, 1995. The Registrant paid a fee of $426, based on the then current trading price of $3.75 per share, with respect to these carried forward shares at the time of filing the prior registration statement. There are also registered pursuant to rule 416 such additional number of securities as may be issuable under the antidilution provisions of the Company's warrants to purchase common stock.
(2)  Estimated solely for purposes of calculating the registration fee.
(3) The price of the Common Stock is based on the closing price for the Common Stock of $4.50 as reported by Nasdaq on March 4, 1996 (rule 457(c)).

     The Prospectus included in this Registration Statement is a combined Prospectus that also relates to the Registrant's registration statement on form SB-2, SEC File No. 33-59963.

Page 1 of 50 pages, including exhibits.
Exhibit index appears on consecutive page number 23.

Preliminary Prospectus

2,795,911 Shares
LARSON DAVIS INCORPORATED
Common Stock


     This Prospectus relates to the public offering by certain shareholders (the "Selling Shareholders") of (i) 220,911 shares of issued and outstanding common stock, par value $0.001 per share (the "Common Stock"), of Larson Davis Incorporated (the "Company"); (ii) 500,000 shares of Common Stock issuable on the exercise of outstanding warrants to purchase shares of Common Stock at a purchase price of $3.25 per share of Common Stock (the "$3.25 A Warrants");
(iii) 500,000 shares of Common Stock issuable on the exercise of warrants to be issued to purchase shares of Common Stock at any time prior to November 1, 1996 (the "$3.25 B Warrants"); (iv) 500,000 shares of Common Stock issuable on the exercise of warrants to be issued to purchase shares of Common Stock at a purchase price of $3.25 per share of Common Stock at any time prior to June 30, 1997 (the "$3.25 C Warrants"); (v) 875,000 shares of Common Stock issuable on the exercise of warrants to be issued to purchase shares of Common Stock at a purchase price of $3.25 per share of Common Stock at any time prior to December 31, 1997 (the "$3.25 D Warrants"); and (vi) up to 200,000 shares of Common Stock issuable on the conversion of outstanding shares of 1995 preferred stock, par value $0.001 per share (the "1995 Preferred Stock"). The $3.25 A, B, C, and D Warrants are sometimes collectively referred to as the "$3.25 Warrants." (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")



     The Common Stock is quoted on the Nasdaq Small Cap Market ("Nasdaq") under the trading symbol "LDII." The last price for the Common Stock as of March 4, 1996, as reported by Nasdaq, was $4.50.
This Offering Involves Certain Risks.  (See "RISK FACTORS.")
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER
REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY
STATE OR OTHER REGULATORY AUTHORITY PASSED ON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.








                           Underwriting       Proceeds to
             Price to      Discounts          Selling
             Public(1)     and                Shareholders(3)
                           Commissions(2)
Per Share.... $   4.50     -                    $   4.50
Total         $12,581,599  -                    $12,581,599








(1) The price per share for the securities offered by the Selling Shareholders is estimated at the last price for the Common Stock of $4.50 per share as reported by Nasdaq on March 4, 1996.
(2) It is anticipated that the securities being sold by the Selling Shareholders will be sold in privately negotiated transactions or through broker-dealers in individual transactions in which the normal commissions and other charges will be made by the broker-dealer. There is no agreement between any broker-dealer and the Company with respect to such sales. (See "PLAN OF DISTRIBUTION.")
(3) All amounts received on the sale of the Common Stock will be received by the Selling Shareholders, and there will be no proceeds to the Company. The Company anticipates that it will incur costs related to this offering of approximately $36,000. (See "PLAN OF DISTRIBUTION.")

The date of this Prospectus is           , 1996.
                               ----------

     The Selling Shareholders will offer the Common Stock through or to securities brokers or dealers designated by them in the over-the-counter market or in other transactions negotiated by the Selling Shareholders. Any such sale of Common Stock by Selling Shareholders must be accompanied by, or follow the delivery of, a Prospectus filed with a current registration statement relating to the Common Stock being offered, unless a Selling Shareholder elects to rely on Rule 144 or another exemption from the registration requirements in connection with a particular transaction. The Selling Shareholders and any broker, dealer, or agent that participates with the Selling Shareholders in the sale of the Common Stock offered hereby may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions under the Securities Act. (See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. In connection with this offering, the Company
estimates that it will incur costs of approximately $        for legal,
                                                     -------
accounting, printing, and other items. Any separate costs of the Selling Shareholders will be borne by them. Commissions or discounts paid in connection with the sale of securities will be paid by the Selling Shareholders and will be determined by agreement between the Selling Shareholders and the broker-dealer through, or to which, the securities are to be sold and may vary depending on the broker-dealers' commission or mark up schedule, the size of the transaction, and other factors. (See "PLAN OF DISTRIBUTION.")




     The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the public reference facilities of the Commission in Washington, D.C., and certain regional offices. Copies can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at the prescribed rates. (See "ADDITIONAL INFORMATION AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.")

     The Company will provide, without charge, a copy of the information incorporated in this Prospectus by reference, including copies of the periodic reports of the Company filed with the Commission (but not the exhibits thereto), to anyone requesting a copy. Requests should be directed to Dan J. Johnson, Larson Davis Incorporated, 1681 West 820 North, Provo, Utah 84601, telephone
(801) 375-0177.

PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by detailed information and financial statements appearing elsewhere in this Prospectus and the periodic reports of the Company filed with the Commission.

The Company

     Larson Davis Incorporated (the "Company") is primarily engaged in the development, manufacture, and marketing of precision measuring instrumentation, including accompanying computer hardware and software technology. The Company sells such instruments to private industry and governmental agencies for both industrial and military applications.

     The Company recently acquired Sensar Corporation ("Sensar"), a company engaged in the development and manufacture of highly sensitive, time-of-flight mass spectrometers. Sensar has entered into a distribution agreement with SAES Getters S.p.A. ("SAES"), granting SAES the exclusive right to market Sensar's existing instruments to the semi-conductor industry.

     The Company also owns proprietary software for use in environmental monitoring. The Company has exclusively licensed this software to Harris Miller Miller & Hanson, noise and vibration consultants to the transportation industry, for application in the airport noise and operations monitoring industry. The Company also holds rights to patented technology permitting real time assessment of the properties of polymers (the "CrossCheck Technology"). The Company acquired the exclusive right to develop and market this technology from Brigham Young University in February 1994 and has been funding certain ongoing development and application studies since that time. This technology has not been reduced to marketable products.

     The Company has three active wholly-owned subsidiaries, Larson Davis Laboratories ("LDL"), Larson Davis, Ltd. ("LTD"), and Sensar. Unless the context otherwise requires, when used herein, the term "Company" refers to Larson Davis Incorporated and its subsidiaries.

     The Company's principal executive offices are located at 1681 West 820 North, Provo, Utah 84601. The company's telephone number at that location is
(801) 375-0177.

The Offering

     This offering relates to the sale by the Selling Shareholders of up to 2,795,911 shares of Common Stock, either currently issued and outstanding or issuable on the exercise of the $3.25 Warrants or conversion of the 1995 Preferred Stock.

     The $3.25 Warrants and the 1995 Preferred Stock were, or will be, issued in private placements (the "Private Placements") to a limited number of investors, each of whom are included as Selling Shareholders in this offering. The Private Placements were, and will be, conducted in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and, as such, the $3.25 Warrants and shares of the 1995 Preferred Stock issued in the Private Placements and any Common Stock that may be issued on exercise of the Warrants or conversion of the 1995 Preferred Stock are restricted securities and are not transferable, except pursuant to a registration statement or an available exemption from registration.

     This Prospectus is part of a registration statement filed to permit the sale by the Selling Shareholders of the Common Stock currently held by the Selling Shareholders and the Common Stock to be issued on exercise of the $3.25 Warrants or conversion of the 1995 Preferred Stock. (See "PLAN OF DISTRIBUTION.") The resale by the Selling Shareholders of the Common Stock previously issued in Private Placements was included in a separate registration statement filed by the Company and previously declared effective by the Securities and Exchange Commission. The sales of the shares of Common Stock not previously sold pursuant to such earlier registration are also included in this Prospectus. (See "PLAN OF DISTRIBUTION.")



Securities offered by the Selling Shareholders    2,795,911 shares of Common Stock currently issued and
                                                 outstanding or issuable on the exercise of the $3.25 Warrants or conversion of the 1995 Preferred Stock.  (See
                                                 "PLAN OF DISTRIBUTION.")

Common Stock outstanding before offering          8,234,361 shares (1)

Common Stock outstanding after offering           10,809,361 shares (2)

1995 Preferred Stock outstanding before offering  200,000 shares

1995 Preferred Stock outstanding after offering   0 shares

No Net Proceeds                                   The Company will not receive  any proceeds from the sale of the
                                                  Common Stock by the Selling Shareholders.  (See "USE OF
                                                  PROCEEDS.")

Nasdaq Symbol                                     LDII

[FN]
(1) Does not include (i) options to purchase 772,800 shares of Common Stock at exercise prices ranging from $2.26875 to $3.85 per share; (ii) options to purchase 25,000 shares at an exercise price of $6.00 per share and 25,000 shares at an exercise price of $8.00 per share; (iii) the $3.25 Warrants; or
  (iv) shares of Common Stock issuable on the conversion of outstanding shares of 1995 Preferred Stock with a cost of $2.50 (assuming a one-to-one conversion) per equivalent share of Common Stock. (See "PRINCIPAL SHAREHOLDERS" and "PLAN OF DISTRIBUTION.")

(2) Does not include options to purchase 772,800 shares of Common Stock at exercise prices ranging from $2.26875 to $3.85 per share, 25,000 shares at $6.00 per share, and 25,000 shares at $8.00 per share.


Use of Proceeds

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. If the Selling Shareholders elect to exercise all of the $3.25 Warrants, the Company would receive gross proceeds of $7,718,750. (See "USE OF PROCEEDS.")

RISK FACTORS

     The acquisition of the Common Stock involves certain risks. The following factors, in addition to the other information and financial data set forth elsewhere in this Prospectus or incorporated herein by reference, should be considered carefully in evaluating the Company and its business before making an investment in the Common Stock offered hereby.

The Company's Activities

     Need for Additional Funds. The extent of the Company's additional funding needs for development of its technology and expansion of its business cannot currently be estimated, but it is likely that the interest of the Company's shareholders will continue to be diluted as the Company seeks funding through the sale of additional securities or through joint venture or industry partnering arrangements. The cash needs of the Company during the preceding two fiscal years to pay the costs of its business acquisitions and dispositions have been primarily met by the sale of equity securities. The Company received in excess of $1,100,000 and $1,500,000 from such sales in the years ended June 30, 1994, and 1995, respectively, and has received $3,000,000 in gross proceeds since June 30, 1995. There can be no assurance that this source of funds (or any other source) will be available to the Company when required or, if available, that such funds can be obtained on terms acceptable or favorable to the Company. (See "Financial Statements" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" included in the Company's report on form 10-KSB incorporated herein by reference.)




     Shortages of Working Capital and Significant Losses. The reports of the Company's independent auditors on the financial statements for the years ended June 30, 1994, and 1995, contain a limitation as to the Company's ability to continue as a going concern based on the Company's net losses for those two years and the reflection on the Company's balance sheets of significant intangible assets, the realization of which is not assured. If the Company continues to experience ongoing operating losses, it would adversely affect the Company's ability to obtain any additional financing it may need in the future and may adversely affect the Company's ability to continue as a going concern. (See Footnote 18 to the Financial Statements for the year ended June 30, 1995, included in the Company's report on form 10-KSB incorporated herein by reference.)

     Recent Acquisition. During October 1995, the Company acquired Sensar Corporation, a development stage company with patented technology ("Sensar"). Since that time, the Company has entered into a distribution agreement with SAES Getters, S.p.A. ("SAES"), which grants exclusive rights to SAES to market Sensar's time-of-flight mass spectrometer to the semi-conductor industry. While Sensar has an existing product, its technology will require the expenditure of significant additional amounts to refine the manufacturing techniques and to develop additional products. There can be no assurance that the technology of Sensar can be developed by the Company into a profitable business or even that the Company will be able to recover the cost of acquiring Sensar.

     Dependence on Key Employees. The business of the Company is to some extent dependent on its management and technical team and their substantial experience. The loss of one or more of these individuals could result in adverse effects on the Company's proposed activities. The Company does not have and does not intend to acquire key man life insurance on any of its executives or other employees. (See "MANAGEMENT" included in the Company's report on form 10-KSB incorporated herein by reference.)

     Future Charges Related to Capitalized Costs. Included in "Other Assets" on the Company's balance sheets are product technology acquisition costs, license rights, software development costs, and goodwill. Such costs are capitalized and amortized over the anticipated useful life of the associated asset, ranging from 10 to 17 years. As of December 31, 1995, the Company had capitalized costs with respect to these items of $4,245,552. This amount will be expensed over the relevant amortization periods and will consequently reduce earnings in future periods. There can be no assurance that the Company's operations will prove sufficiently profitable to realize the recorded value of the underlying intangible assets. (See "Financial Statements" included in the Company's report on form 10-KSB incorporated herein by reference.)

     Intense Competition. The development and marketing of precision measurement instrumentation is highly competitive. Many of the Company's competitors have greater financial resources, broader development programs, and a greater number of managerial and technical personnel. Because the Company's resources are limited, there can be no assurance that it will be able to compete effectively. (See "BUSINESS: Competition" included in the Company's report on form 10-KSB incorporated herein by reference.)

General Risks Relating to Offering

     Market Impact of Offering. This Prospectus relates to the sale of up to 2,795,911 shares of Common Stock by the Selling Shareholders. The Company will not receive any proceeds from these sales and has prepared this Prospectus in order to meet its contractual obligations to the Selling Shareholders. The shares that can be sold by the Selling Shareholders under this Prospectus represent approximately 34% of the currently issued and outstanding Common Stock. The sale of such a significant block of stock, or even the possibility of its sale, may adversely affect the trading market for the Common Stock and reduce the prices available in that market.

     Substantial Options and Warrants Outstanding. The Company has issued and outstanding the $3.25 Warrants and, in addition, options to purchase up to 822,800 shares of Common Stock. Of this amount, 702,800 shares of Common Stock are subject to options held by executive officers and directors with exercise prices ranging from $2.26875 to $3.85 per share. The existence of such options and Warrants may prove to be a hindrance to future financing by the Company and the exercise of options and Warrants may dilute the interests of the stockholders of the Company. The sale of the Common Stock pursuant to this Prospectus and the possible future sale of Common Stock issuable on the exercise of outstanding options could adversely affect the prevailing market price of the Company's Common Stock. Further, the holders of the Warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. (See "PLAN OF DISTRIBUTION" and "SELLING SHAREHOLDERS.")

     Lack of Due Diligence Review. The Selling Shareholders reviewed certain information concerning the Company, its business, and its proposed activities in connection with their acquisition of Common Stock and Warrants. However, no securities broker-dealer or other person has been engaged to perform any due diligence or similar review of this offering or the Company on behalf of the Selling Shareholders, persons who may purchase Common Stock in this offering, or any other person.

     Issuance of Additional Common Stock. The Company has an authorized capital of 290,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock. As of February 13, 1996, 8,234,361 shares of Common Stock and 200,000 shares of 1995 Preferred Stock were issued and outstanding, with an additional 3,397,800 shares of Common Stock reserved for issuance on the exercise or conversion of options, the $3.25 Warrants, and the 1995 Preferred Stock. The Company's board of directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership of shareholders and may dilute the book value of the Company's Common Stock.

     Preferential Rights of Preferred Stock Outstanding. The Company has 200,000 shares of 1995 Preferred Stock issued and outstanding, with a liquidation preference of $2.50 per share. On liquidation or termination of the Company, an aggregate of $500,000 in assets would be distributed to the holders of the currently issued and outstanding 1995 Preferred Stock, after payment of all of the Company's obligations, prior to any distribution to the holders of Common Stock. The Preferred Stock votes as a single class with the Common Stock, except as otherwise required by the corporate statutes of Nevada. If the Company seeks to amend its articles of incorporation to change the provisions relating to the 1995 Preferred Stock or to approve a merger containing provisions that would require a class vote if they were contained in an amendment to the certificate of incorporation, the approval of the holder of the 1995 Preferred Stock, voting as a separate class, will be required. Consequently, the holder of the 1995 Preferred Stock, a relatively minor amount of the total issued and outstanding voting stock, may be able to block such proposals, even in circumstances where they would be in the best interests of the holders of Common Stock. (See "PLAN OF DISTRIBUTION.")

     Lack of Recent Shareholder Meetings. The Company has not held a meeting of its shareholders for the purpose of electing directors or for any other purpose since 1992. Under Nevada law, the Company has been required since inception to have an annual shareholders' meeting for the election of directors, but has not done so recently because of the costs involved in the preparation and mailing of required proxy materials and conducting meetings. As a result, the Company has not provided shareholders with a copy of its audited financial statements and annual report on form 10-KSB. While these documents are publicly available, they are not routinely provided to shareholders. In any year in which the Company has not held or does not hold a shareholders' meeting, a shareholder may force the Company to call such a meeting for the election of directors and such other purposes as may come before the shareholders for consideration. Such a meeting could result in a change in management.

     Determination of Purchase and Exercise Price. The terms of the $3.25 Warrants were determined by negotiations between the Company and the Selling Shareholders holding such Warrants. These negotiations took into account the history of, and recent prices for, the Common Stock as quoted on Nasdaq, the business history and prospects of the Company, an assessment of the Company's management, the Company's need for capital, the number of securities to be offered, and the general condition of the securities market. The prices at which the Selling Shareholders may sell shares of Common Stock in this offering will be individually negotiated or based on the market price for the Common Stock at the time of the transactions. Such prices do not necessarily bear a relationship to the assets, earnings, or net tangible book value of the Company or any other traditional criteria of value. (See "MARKET FOR COMMON EQUITY AND



RELATED STOCKHOLDER MATTERS" included in the Company's report on form 10-KSB incorporated herein by reference and "PLAN OF DISTRIBUTION.")

     No Dividends. The Company has not paid, and does not plan to pay, dividends in the foreseeable future, even if it were profitable, other than the required dividend payments to the holder of the 1995 Preferred Stock. (See "PLAN OF DISTRIBUTION.") Earnings, if any, are expected to be used to advance the Company's activities and for general corporate purposes, rather than to make distributions to shareholders.

     Finder's Fee. The Company has issued an aggregate of 25,000 shares of Common Stock to Fenway Advisory Group, an entity controlled by Neil C. Sullivan, and to Michael Cunniff and paid a fee equal to 6% of gross amounts received by the Company on the exercise of the $2.50 and $3.50 Warrants, or $180,000. The Company will also pay a fee equal to 3% of gross amounts received by the Company on the exercise of the $3.25 A Warrants, or up to $48,750. These shares were issued and the cash agreed to be paid for the introduction of the Company to the Selling Shareholders who purchased stock and warrants in the Private Placements. Messrs. Sullivan and Cunniff will be given the opportunity to profit from a rise in the market price for the securities of the Company without assuming the risk of investing their funds, with a resulting dilution in the interest of other security holders. Mr. Sullivan and the Fenway Advisory Group are affiliated with the Corporate Relations Group which provides public and shareholder relations services to the Company.

USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. The Company anticipates that it will incur costs of approximately $36,000 in connection with the transactions described in this Prospectus, including filing fees, transfer agent costs, listing fees, and legal
and accounting fees.   If all of the $3.25 Warrants are exercised in order to
sell all of the Common Stock subject to this Prospectus, of which there is no assurance, the Company would receive net proceeds of $7,670,000, after payment of the remaining finder's fees of $48,750. To the extent that net proceeds from the exercise of the $3.25 Warrants are received by the Company, such proceeds will be used to fund the expansion of the business of the Company, the development of the Sensar and CrossCheck Technology, and general and administrative expenses.

PLAN OF DISTRIBUTION

Acquisition of Warrants

     The Company and the principal holders of the $3.25 Warrants, all of whom are Selling Shareholders (the "Warrant Holders"), originally entered into an agreement dated April 7, 1995, pursuant to which the Warrant Holders purchased an aggregate of 370,000 shares of Common Stock and Warrants to purchase 500,000 shares of Common Stock at an exercise price of $2.50 per share (the "$2.50 Warrants") and 500,000 shares of Common Stock at an exercise price of $3.50 per share (the "$3.50 Warrants") for cash consideration of $601,250. The Company and the Warrant Holders entered into a subsequent agreement in August 1995 in which the Company agreed to issue Warrants to purchase 500,000 shares of Common Stock at $4.50 per share (the "$4.50 A Warrants") to the Warrant Holders exercising their $2.50 Warrants prior to August 31, 1995, and in September 1995 a second agreement in which the Company agreed to issue warrants to purchase 500,000 shares of Common Stock at $4.50 per share (the "$4.50 B Warrants") and 1,000,000 shares of Common Stock at $5.75 per share (the "$5.75 Warrants") to the Warrant Holders exercising their $3.50 Warrants prior to November 1, 1995, and their $4.50 A Warrants within 30 days of the effectiveness of a registration statement covering the resale of the Common Stock issuable on the $4.50 A Warrants.

     The $2.50 Warrants and $3.50 Warrants were timely exercised by the Warrant Holders and the $4.50 A Warrants were issued. Before the Company filed a required registration statement with respect to the Common Stock issuable on the $4.50 A Warrants, the agreement between the Company and the Warrant Holders was amended to provide for: (i) the reduction of the exercise price of the outstanding $4.50 A Warrants to $3.25 per share of Common Stock (these Warrants, as reduced in exercise price, are referred to in this Prospectus as the $3.25 A Warrants); (ii) the issuance of the $3.25 B Warrants to purchase 500,000 shares at $3.25 in place of the $4.50 B Warrants; (iii) the issuance of the $3.25 C Warrants to purchase 500,000 shares of Common Stock and the $3.25 D Warrants to purchase 500,000 shares of Common Stock in place of the $5.75 Warrants. The foregoing changes and issuances are dependent on the Warrant Holders exercising the $3.25 A Warrants and at least 23% of the $3.25 B Warrants within 45 days of the date of this Prospectus and the balance of the $3.25 B Warrants within 90 days of the date of this Prospectus.

     In December 1995, the Company also issued $3.25 D Warrants to acquire 375,000 shares to Connie Lerner, one of the Selling Shareholders, for services she had provided to the Company in connection with its relations with investors and broker-dealers and/or market makers engaged in transactions in the Company's Common Stock.

Warrant Provisions

     The Company has authorized the repricing of the currently issued and outstanding $4.50 A Warrants so that they can be exercised for $3.25 per share and the issuance, on the completion of certain conditions, of the $3.25 B, $3.25 C, and $3.25 D Warrants. The $3.25 Warrants are, and will be when issued, governed by warrant agreements (the "Warrant Agreements") between the Company and the Selling Shareholders. The following statements are subject to the detailed provisions of the Warrant Agreements.

     The $3.25 A Warrants entitle the holder to purchase, at any time prior to August 31, 1996, at an exercise price of $3.25 per share, one share of Common Stock. The $3.25 B Warrants entitle the holder to purchase, at any time prior to November 1, 1996, at an exercise price of $3.25 per share, one share of Common Stock. The $3.25 C Warrants entitle the holder to purchase at any time prior to June 30, 1997, at an exercise price of $3.25 per share, one share of Common Stock. The $3.25 D Warrants entitle the holder to purchase, at any time prior to December 31, 1997, at an exercise price of $3.25 per share, one share of Common Stock. If not exercised by the applicable expiration date, the Warrant will expire. The Warrant exercise period may be extended by action of the board of directors of the Company. Amendments to the Warrants are permissible at the election of the board of directors so long as the amendments do not adversely affect the warrant holders. Unless exercised, holders of the Warrants will not possess any rights as a shareholder of the Company solely by reason of holding such Warrants.

     The $3.25 Warrants may be exercised, at the discretion of the warrant holder, by the delivery to the Company at its principal executive offices at 1681 West 820 North, Provo, Utah 84601, of the warrant accompanied by an election of exercise and payment of the purchase price for each share of Common Stock purchased in accordance with the terms of such warrant. Payment to the Company on the exercise of warrants must be made in the form of cash or check payable to the order of the Company.

     The Warrants were issued in a private placement and, as such, are restricted securities. The Warrants may not be transferred in the absence of registration or the availability of an applicable exemption from the registration requirements. The Warrants may not be exercised or redeemed in the absence of an effective registration statement under the Securities Act and registration or qualification under applicable state securities laws or an available exemption from such registration requirements.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the numbers of shares of Common Stock purchasable on exercise of the Warrants in certain events such as a stock split, stock consolidation, or other recapitalization of the Company. In the event that the number of warrant shares purchasable is increased through the operation of the antidilution provisions, the exercise price will be reduced proportionately. Conversely, if the number of warrant shares purchasable is decreased, the exercise price will be increased proportionately.

     On exercise of all or a portion of the $3.25 A Warrants and the receipt of good funds, the Company will pay to Neil C. Sullivan and Michael Cunniff a finder's fee of 3% of the exercise price received by the Company.

Determination of Exercise Prices

     The exercise prices and other terms of the Warrants were determined in private negotiations between the Company and the Selling Shareholders, based on historical and anticipated future trading prices for the Common Stock of the Company in the over-the-counter market, the historical results of operations of the Company, the possible future results of operations of the Company, and the Company's anticipated need for additional capital. The conversion rate and exercise prices as so determined are not necessarily related to the assets, earnings, or book value of the Company or any other recognized criteria of value.

1995 Preferred Stock




     The 1995 Preferred Stock is convertible, at any time after May 31, 1995, at the election of the holder, into the Company's Common Stock at the rate that is equal to $3.00 divided by the average of the closing bid prices for the Common Stock for the 20 trading days preceding notice of conversion as reported by Nasdaq. If not previously converted, the Company may convert the Preferred Stock into shares of Common Stock, on the same basis as stated above, at any time subsequent to August 30, 1995, by giving 30 days written notice to the holder of the Preferred Stock; provided that, the Company has an effective registration statement concerning the sale of the Common Stock issuable on the conversion at the time of giving notice and at the time of conversion. The 1995 Preferred Stock carries a preference of $2.50 per share on dissolution and liquidation of the Company and an annual dividend of $0.225 per share, payable in monthly installments commencing June 1, 1995. The 1995 Preferred Stock votes as a single class with the Common Stock, except as otherwise provided by the corporate laws of the state of Nevada, and holders are entitled to one vote per share.

     Each share of 1995 Preferred Stock may be converted into the applicable number of shares of Common Stock at any time at the election of the holder of the 1995 Preferred Stock by delivery to the Company at its principal executive offices at 1681 West 820 North, Provo, Utah 84601, of the certificate for the 1995 Preferred Stock to be converted, together with a written election to convert, indicating the number of shares to be converted, signed by the holder thereof. Certificates representing the 1995 Preferred Stock to be converted need not be endorsed for transfer unless the certificate for the Common Stock to be issued is to be issued in a name different from that in which the certificate for the 1995 Preferred Stock is registered. If less than the total number of shares represented by an individual certificate is to be converted, a new certificate of like tenor will be issued to the holder for the shares of 1995 Preferred Stock not converted. In the event that the 1995 Preferred Stock is not converted prior to August 31, 1995, the Company can, at its election and on 30 days notice to the holder thereof, require the conversion of the 1995 Preferred Stock to Common Stock. Certificates for the shares of Common Stock issued on any such conversion will be issued promptly following the conversion and the receipt of the certificates representing the 1995 Preferred Stock by the Company.

     The 1995 Preferred Stock is redeemable at $2.50 per share, plus any accrued but unpaid dividends, at any time subsequent to six months after the effective date of a registration statement with respect to the Common Stock issuable on conversion. Notice of redemption must be given at least 30 days in advance.
The Preferred Stock can be converted prior to the redemption date fixed in the notice.




Finders

     The Company was introduced to the Warrant Holders by an affiliate of its public relations advisor, Fenway Advisory Group. The Company agreed to pay a finder's fee in connection with such introduction of 25,000 shares of Common Stock and 6% of the proceeds from the $2.50 and $3.50 Warrants and 3% of the proceeds from the $3.25 A Warrants. The Company has paid an aggregate of $180,000 under the terms of this agreement to Fenway Advisory Group and to Michael Cunniff and will pay an additional $48,750 if all of the $3.25 A Warrants are exercised. The resale of the Common Stock acquired by the Fenway Advisory Group and Michael Cunniff is covered by this Prospectus. The affiliate of the Fenway Advisory Group continues to provide public relations services to the Company and is separately compensated for those services.

Sale of Common Stock by Selling Shareholders

     The Common Stock to be sold by the Selling Shareholders may be sold by them from time to time directly to purchasers in privately negotiated transactions. Alternatively, the Selling Shareholders may, from time to time, offer the Common Stock for sale in the over-the-counter market through or to securities brokers or dealers that may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom they may act as agent, either pursuant to the delivery of this Prospectus or in reliance on an exemption from registration such as provided under Rule 144 adopted pursuant to the Securities Act. The Selling Shareholders, and any dealers or brokers that participate in the distribution of the Common Stock, may be deemed to be "underwriters" as that term is defined in the Securities Act, and any profit on the sale of Common Stock by them and any discounts, commissions, or concessions received by any such dealers or brokers, may be deemed to be underwriting discounts and commissions under the Securities Act. The Company has no understandings or arrangements with broker-dealers in connection with such sales.

     The Common Stock may be sold by the Selling Shareholders from time to time in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale, or at negotiated prices. The Company will pay the expenses of this offering incident to the registration of the offer and sale of the Common Stock to the public, other than commissions and discounts of broker-dealers through which such Common Stock is sold. The



Company does not intend to enter into any agreement with any securities dealer concerning solicitation of offers to purchase the Common Stock.

Determination of Offering Price

     With respect to the shares of Common Stock offered for sale by the Selling Shareholders, such shares shall be sold from time to time at such prices as the Selling Shareholders shall determine may be in their best interests and at which a willing buyer can be found. Such prices may not be related to the assets, earnings, or book value of the Company or any other recognized criteria of value.

SELLING SHAREHOLDERS

     The following table sets forth certain information, as of the date of this Prospectus, with respect to the Selling Shareholders and the shares of Common Stock to be sold by them. The total for each Selling Shareholder gives effect to the purchase of Common Stock on the exercise of all $3.25 Warrants held by the Selling Shareholders. Except as specifically noted, none of the Selling Shareholders hold securities of the Company that are not being sold pursuant to this Prospectus.

     The Selling Shareholders named below who hold $3.25 Warrants and the 1995 Preferred Stock confirmed at the time they acquired the Warrants or the 1995 Preferred Stock that such securities were acquired for investment purposes only and without a view toward their resale and acknowledged the existence of restrictions on resale applicable to such securities. Such Selling Shareholders can sell such securities only in limited circumstances. The Company is not aware of any intention by any Selling Shareholder to sell $3.25 Warrants or the 1995 Preferred Stock prior to their conversion or exercise. This offering relates only to the sale of shares of Common Stock held or to be held by the Selling Shareholders named in the following table on exercise of the $3.25 Warrants or conversion of the 1995 Preferred Stock. If a Selling Shareholder sells the 1995 Preferred Stock or $3.25 Warrants held by such Selling Shareholder prior to converting or exercising such securities into shares of Common Stock, the shares of Common Stock subsequently issued on exercise of the Warrants will not be registered and may not be resold pursuant to this offering.

     Brian G. Larson, one of the Selling Shareholders who is offering 75,000 shares of Common Stock, is the president, chief executive officer, and chairman of the board of the Company. Mr. Larson is also one of the original founders of the Company. The shares held by Mr. Larson have not previously been registered, but have been held for a sufficient period that they would be eligible for sale under the exemption from registration set forth in Rule 144 adopted under the Securities Act. Additional information concerning Mr. Larson's relationship with the Company is included in the Company's report on form 10-KSB for the year ended June 30, 1995, and will be updated from time to time in the periodic reports of the Company filed with the Securities and Exchange Commission.






                                                      Securities

                                   Now Owned                            After Offering

Selling Shareholders        Number      Percent(1)    To Be Sold    Number      Percent

Brian G. Larson
     Common Stock(2)        775,019      9.4%          75,000       700,019      8.5%

Laura Huberfeld
     Common Stock                 0      0.0%               0                    0.0%
     $3.25 A Warrants       200,104      1.9%         200,104                    0.0%
     $3.25 B Warrants       200,104      1.9%         200,104                    0.0%
     $3.25 C Warrants        30,000      0.3%          30,000                    0.0%
     Total                  430,208      4.0%         430,208         0          0.0%

Naomi Bodner
     Common Stock                 0      0.0%               0                    0.0%
     $3.25 A Warrants       200,104      1.9%         200,104                    0.0%
     $3.25 B Warrants       200,104      1.9%         200,104                    0.0%
     $3.25 C Warrants        30,000      0.3%          30,000                    0.0%
     Total                  430,208      4.0%         430,208         0          0.0%

Jeffrey Rubin
     Common Stock            12,900      0.2%          12,900                    0.0%
     $3.25 A Warrants        24,948      0.2%          24,948                    0.0%
     $3.25 B Warrants        24,948      0.2%          24,948                    0.0%
     $3.25 C Warrants        24,948      0.2%          24,948                    0.0%



     $3.25 D Warrants        24,948      0.2%          24,948                    0.0%
     Total                  112,692      1.0%         112,692         0          0.0%

Lenore Katz
     Common Stock             8,316      0.1%           8,316                    0.0%
     $3.25 A Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 B Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 C Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 D Warrants         8,316      0.1%           8,316                    0.0%
     Total                   41,580      0.3%          41,580         0          0.0%

Robert Cohen
     Common Stock            45,580      0.6%          45,580                    0.0%
     $3.25 A Warrants        41,580      0.4%          41,580                    0.0%
     $3.25 B Warrants        41,580      0.4%          41,580                    0.0%
     $3.25 C Warrants        41,580      0.4%          41,580                    0.0%
     $3.25 D Warrants        41,580      0.4%          41,580                    0.0%
     Total                  211,900      2.0%         211,900         0          0.0%

Jeffrey Cohen
     Common Stock             8,316      0.1%           8,316                    0.0%
     $3.25 A Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 B Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 C Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 D Warrants         8,316      0.1%           8,316                    0.0%
     Total                   41,580      0.3%          41,580         0          0.0%

Allyson Cohen



     Common Stock             8,316      0.1%           8,316                    0.0%
     $3.25 A Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 B Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 C Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 D Warrants         8,316      0.1%           8,316                    0.0%
     Total                   41,580      0.3%          41,580         0          0.0%

Shawn Zimberg
     Common Stock                 0      0.0%               0                    0.0%
     $3.25 A Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 B Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 C Warrants         8,316      0.1%           8,316                    0.0%
     $3.25 D Warrants         8,316      0.1%           8,316                    0.0%
     Total                   33,264      0.3%          33,264         0          0.0%

Connie Lerner
     $3.25 D Warrants       375,000      3.5%         375,000         0          0.0%

Congregation Elitz Chaim
     Common Stock(3)        252,000      2.3%         252,000         0          0.0%


Congregation Ahavas
Tzdokah Z'Chesed(3)
     $3.25 C Warrants       170,104      1.6%         170,104
     $3.25 D Warrants       200,104      1.9%         200,104
     Total                  370,208      3.4%         370,208         0          0.0%



Ezer Mzion
Organization(3)             170,104      1.6%         170,104
     $3.25 C Warrants       200,104      1.9%         200,104
     $3.25 D Warrants       370,208      3.4%         370,208         0          0.0%
     Total

Summit Enterprises, Inc.
of Virginia
     Common Stock(4)         16,483      0.2%          16,483         0          0.0%
     Common Stock
     Issuable on
     Conversion of
     Preferred Stock        200,000      1.9%         200,000                    0.1%
     Total                  216,483                   216,483                    0.1%

Fenway Advisory Group
     Common Stock(5)         76,000      0.9%          26,000        50,000      0.0%

Michael Cunniff
     Common Stock            20,000      0.2%          20,000         0          0.0%








(1) The percentage ownership of Common Stock is calculated based on the total number of issued and outstanding shares of 8,234,361 as of February 13, 1996. The percentage ownership of the $3.25 Warrants and 1995 Preferred Stock and the totals presented assume the exercise of all $3.25 Warrants and the conversion of the 1995 Preferred Stock to increase the issued and outstanding Common Stock to 10,809,361.

(2) The indicated number of shares held by Mr. Larson includes 250,000 shares subject to currently exercisable options with exercise prices ranging from $2.27 per share of Common Stock to $3.75 per share of Common Stock.

(3) These shares and $3.25 Warrants were gifted to the respective entities from two of the Selling Shareholders as part of a charitable donation.

(4) Shares issuable on the exercise of Warrants, at $0.001 per share, currently exercisable by Summit.

(5) The shares of Common Stock indicated to be held by the Fenway Advisory Group include 25,000 shares subject to an option with an exercise price of $6.00 per share and 25,000 shares subject to an option with an exercise price of $8.00 per share held by Neil C. Sullivan, who controls Fenway Advisory Group. These options are currently exercisable and expire August 8, 1997.

LEGAL MATTERS

     The law firm of Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah, counsel to the Company, has rendered an opinion that the shares of Common Stock issuable on exercise of the Warrants will be, when issued in accordance with the terms of the Warrant Agreements, legally issued, fully paid, and nonassessable under the Nevada corporation laws.

EXPERTS

     The consolidated financial statements of the Company as of June 30, 1995 and 1994, and the years then ended included in this Prospectus have been audited by Peterson, Siler & Stevenson, certified public accountants, as stated in their report, and have been so included in reliance on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION AND
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604; and Room 1100,



Jacob K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of such materials can be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is listed on the Nasdaq SmallCap Market and trading under the symbol "LDII." Reports and other information concerning the Company can be inspected at the offices of Nasdaq at 1735 "K" Street, N.W., Washington, D.C. 20006-1500.

     The Company, by this reference, hereby incorporates its annual report on form 10-KSB for the fiscal year ended June 30, 1995, its quarterly report on form 10-QSB for the quarter ended September 30, 1995, and its interim report on form 8-K, as amended, dated October 27, 1995, into this Prospectus. The Company also incorporates the description of its Common Stock included in its registration statement on form 8-A, SEC Number 1-10013.

     In addition, all documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering described in this Prospectus shall be deemed to be incorporated in this Prospectus by this reference.

     Additional information regarding the Company and the Securities offered hereby is contained in the registration statement and exhibits thereto, of which this Prospectus forms a part, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain information contained in the registration statement. For further information, reference is made to the registration statement and to the exhibits and other schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and where such contract or other document is an exhibit to the registration statement, each such statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit. Copies of the complete registration statement, including exhibits, may be examined at, or copies obtained from the offices of, the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, on the payment of prescribed fees for reproduction.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The articles of incorporation of the Company provide for the indemnification of the officers and directors to the full extent permitted by Nevada corporate law. Such indemnification includes the advancement of costs and expenses and extends to all matters, except those in which there has been intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes and could include indemnification for liabilities under the provisions of the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities subject to this offering, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                          representation must not be relied on
                                          as having been authorized by the
TABLE OF CONTENTS                         Company.  This Prospectus does not
                                          constitute an offer to sell or the
Section                    Page           solicitation of an offer to buy any
                                          securities covered by this Prospectus
Prospectus Summary............3           in any state or other jurisdiction to
Risk Factors..................5           any person to whom it is unlawful to
Use of Proceeds...............7           make such offer or solicitation in
Plan of Distribution..........8           such state or jurisdiction.
Selling Shareholders.........11
Legal Matters................13
Experts......................14
Additional Information and
Incorporation of Certain
Information by Reference.....14
Commission Position on
Indemnification for
 Securities Act Liabilities .15
Index to Financial StatementsF-1

  No dealer, salesman, or other
person has been authorized in
connection with this offering to give
any information or to make any
representation other than as
contained in this Prospectus and, if
made, such information or



LARSON DAVIS
INCORPORATED





                                                    , 1996
                                          ----------

2,795,911 Shares of Common Stock










PROSPECTUS

PART  II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses in connection with the distribution of the securities being registered:




Securities and Exchange Commission registration fee      $3,828
Legal fees                                               17,000
State "blue sky" fees and expenses (including            3,000
attorneys' fees)
Accounting fees and expenses                             2,000
Printing expenses                                        2,000
Listing fees                                             7,500

Total                                                    $35,328




     All expenses, except the SEC fees, are estimates.

     The Selling Shareholders will not bear any portion of the foregoing expenses, but will pay fees in connection with the sale of the Common Stock offered hereby in those transactions completed to or through securities broker and/or dealers in the form of markups, markdowns, or commissions.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.037 of the Nevada corporation law and "ARTICLE VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 28. UNDERTAKINGS.")

ITEM 16.  EXHIBITS

     Copies of the following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K. The index to exhibits required by such item appears at page 23.

Exhibits



             SEC
Exhibit   Reference
  No.        No.      Title of Document                   Location
  1          (3)      Articles of Incorporation,          Exhibit to report
                      as amended November 3, 1987         on form 10-K for
                                                          the year ended
                                                          June 30, 1988*

  2          (3)      Certificate of Amendment to the     Exhibit to report
                      Articles of Incorporation           on form 10-K for
                                                          the year ended
                                                          June 30, 1989*

  3          (3)      Designation of Rights, Privileges,  Registration
                      and Preferences of 1995 Series      Statement filed
                      Preferred Stock                     on form SB-2,
                                                          Exhibit 3, SEC
                                                          File No. 33-59963*

  4          (3)      Bylaws                              Registration
                                                          Statement filed
                                                          on form S-18,
                                                          Exhibit 5, SEC
                                                          File No. 33-3365-D*



  5          (4)      Form of $4.50 A Warrant with        Exhibit to report
                      list of investors                   form 10-KSB for
                                                          the year ended
                                                          June 30, 1995*

  6          (4)      Form of $3.25 Warrant with
                      list of investors                   This Filing

  7          (4)      Agreement between Larson Davis      Exhibit to report
                      Incorporated and Warrant Holders    on form 10-KSB for
                      dated September 19, 1995            the year ended
                                                          June 30, 1995*

  8          (4)      Form of Agreement between
                      Larson Davis Incorporated
                      and Warrant Holders
                      dated March 6, 1996                 This Filing

  9          (5)      Opinion of Kruse, Landa & Maycock,
                      L.L.C. regarding legality of
                      Common Stock                        This Filing

  10         (23)     Consent of Pritchett Siler & Hardy,
                      P.C. (formerly Peterson, Siler &
                      Stevenson, P.C.)                     This Filing

  11         (23)     Consent of Kruse, Landa & Maycock,   See Exhibit
                      L.L.C.                               No. 9




[FN]
*Incorporated by reference

ITEM 17.  UNDERTAKINGS

Post-Effective Amendments.  [Regulation S-B, Item 512(a)]

     The undersigned Registrant will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Indemnification.  [Regulation S-B, Item 512(e)]

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Rule 430.  [Regulation S-B, Item 512(f)]

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this preliminary prospectus in reliance on rule 430A and contained in the form of prospectus filed by the Registrant pursuant to rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this preliminary prospectus of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Provo, state of Utah, on the 6th day of March, 1996.

                                   LARSON DAVIS INCORPORATED
                                   (Registrant)


                                   By     /s/ Brian G. Larson
                                        Brian G. Larson, President


POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian G. Larson and Dan J. Johnson, and each of them, with power of substitution, as his or her attorney-in-fact for him or her, in all capacities, to sign any amendments to this Registration Statement and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.




     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 6th day of March, 1996.


          /s/ Brian G. Larson
Brian G. Larson, Director and President
(Principal Executive Officer)


          /s/ Larry J. Davis
Larry J. Davis, Director and Vice-President


          /s/ Dan J. Johnson
Dan J. Johnson, Director and Vice-President, Secretary,
and Treasurer (Principal Financial and Accounting Officer)









Exhibit Index


Date Filed:  March 6, 1996                         SEC File No.
                                                                 ----------







                 SECURITIES AND EXCHANGE COMMISSION

                       WASHINGTON, D.C. 20549






                              EXHIBITS

                                 TO

                                 THE




                       REGISTRATION STATEMENT

                            ON FORM S-3

                                UNDER

                     THE SECURITIES ACT OF 1933






                      LARSON DAVIS INCORPORATED

EXHIBIT INDEX

The following exhibits to the registration statement on form
S-3 of Larson Davis Incorporated are included in this filing and are being filed electronically:

             SEC
Exhibit   Reference
  No.        No.      Title of Document                   Location

  6          (4)      Form of $3.25 Warrant with
                      list of investors                   This Filing

  8          (4)      Form of Agreement between
                      Larson Davis Incorporated
                      and Warrant Holders
                      dated March 6, 1996                 This Filing

  9          (5)      Opinion of Kruse, Landa & Maycock,
                      L.L.C. regarding legality of
                      Common Stock                        This Filing

  10         (23)     Consent of Pritchett Siler & Hardy,
                      P.C. (formerly Peterson, Siler &
                      Stevenson, P.C.)                     This Filing

  11         (23)     Consent of Kruse, Landa & Maycock,   See Exhibit
                      L.L.C.                               No. 9